Exhibit 10.23
CLIENT SERVICE AGREEMENT
AGREEMENT (the “Agreement”) made as of the 28th day of November, 2007 by and between Clear Skies Group. (“the Client”) and PR Financial Marketing, LLC (“PRF”).
WITNESSETH THAT:
WHEREAS, PRF is a management, financial and marketing consulting firm specializing in assisting publicly traded companies design, implement and monitor strategies to increase investor awareness, and
WHEREAS, the Client is publicly held, with their common stock trading on one or more stock exchanges and/or “over the counter”, and
WHEREAS, the Client desires to publicize themselves with the intention of making their name and business better known to investors, brokerage houses and industry professionals, and
WHEREAS, PRF is willing to accept the Client as a client
NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed;
Engagement. The Client hereby engages PRF, commencing November 28, 2007 to create publicity to brokers, prospective investors and shareholders under the Investor Awareness Program (“IAP”), the activities of which are described below. PRF hereby accepts the Client as a client from and after November 28, 2007 for a period of 36 months. PRF agrees to work with the Client under the IAP, but subject to the further provisions of this Agreement. The Client has the option to cancel this Agreement at any time during the contract period with 90 days written notice to PRF. All fees and expenses due at cancellation and through the 90 days notice in accordance with this Agreement will be paid to PRF by Client.
Investor Awareness Program. The IAP will commence with PRFs preparation of a comprehensive milestone schedule reviewed with, and subject to the approval of, the Client. This specific schedule, subject to change, will be provided within 1 week of the date hereof.

PRF will, on a daily basis, be in contact with investors, brokers and fund managers in constant effort to generate investors.
PRF will conduct meetings and presentations with its in-house database of financial professionals that will feature the Client as an investment opportunity.
PRF will consult with the Client’s in-house IR/PR staff as to coordination of efforts during the IAP.
PRF will help design, develop and write all future financial marketing material to be used with this campaign, subject to the approval of Client.
Compensation and Expenses. In consideration of the services to be performed by PRF in connection with the services provided, and as may otherwise be herein provided, the Client agrees to pay PRF the following compensation:
(A) For services, the Client agrees to pay a monthly fee in accordance with the schedule below:
1) $6500 /Per Month.
•	Payment is due the first day of every month.
(B) The Client will also issue to PRF, 200,000 shares of the Client’s restricted stock registered in the name of PR Financial Marketing, LLC. This stock will only be issued upon the Client’s completion of its reverse merger transaction into a publicly traded shell company. This transaction is expected to be completed no later than January 15, 2008. At that time, the Client will issue PRF the restricted stock in the new public company.
(C) Any extraordinary or out of pocket expenses by PRF will be reimbursed by the Client, however, any out of pocket expense above $500 per month will first be approved in writing by the Client
Representations and Warranties of the Client. The Client represents and warrants to PRF, each such representation and warranty being deemed to be material, that:
1.	The execution and performance of this Agreement by the Client has been duly authorized by the Client;

Representations and Warranties of PRF. PRF represents and warrants to the Client, each such representation and warranty being deemed to be material, that:
1.	PRF will cooperate fully and timely with the Client;

2.
the performance by PRF of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provision of the organizational documents of PRF or any contractual obligation by which PRF may be bound;

3.
PRF will not disseminate any written communication to the public about the Client without the Client’s review and written approval of each communication. Additionally, Client shall have prior approval over all oral statements made to the public about Client. In order to comply with the prior sentence, PRF, as part of the IAP, will disclose to, and receive prior approval from, Client concerning the oral presentation or strategic approach PRF intends to take with respect to oral statements about Client. PRF will be liable for any written or oral information about the Client that is not approved by the Client.

4.
PRF will not misrepresent any information which it disseminates about the Client, provided, however, that PRF shall not be liable for inaccuracies in any information provided to PRF by the Client, and;

5.
PRF believes that the Client’s performance under this Agreement will not constitute any violation of the laws or regulations of the State of Texas wherein PRF is organized and operates, and hereby undertakes to notify the Client immediately if PRF is notified in writing at any time while it is rendering services under this Agreement that such performance by the Client under this Agreement would constitute a violation of the laws or regulations of the State of Texas.

6.
Confidentiality. Until such time as the same may become publicly known, PRF agrees that any information provided to it by Client of a confidential nature will not be revealed or disclosed to any person or entity for any reason, and upon completion of its services and upon the written request of the Client, any original documentation provided by the Client will be returned to it.

DISCLAIMER BY PRF. PRF MAY BE THE PREPARER OR DISTRIBUTOR OF CERTAIN ADVERTISING MATERIALS. PRF MAKES NO REPRESENTATION THAT (A) ITS SERVICES WILL RESULT IN ANY ENHANCEMENT TO THE CLIENT, (B) THE PRICE OF THE CLIENT’S PUBLICLY TRADED SECURITIES WILL INCREASE, (C) ANY PERSON WILL PURCHASE SECURITIES IN THE CLIENT OR (D) ANY INVESTOR WILL LEND MONEY TO OR INVEST IN OR WITH THE CLIENT.
Miscellaneous
1.	Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Texas where PRF has been organized and this Agreement has been deemed accepted by PRF.

2.	Currency. References to dollars shall be deemed to be United States Dollars unless otherwise specified.

3.
Separability. If any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision, to the extent invalid, illegal or unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, shall not affect any other provision hereof, and this Agreement shall be construed as if such provision had never been contained herein.

Executed as a sealed instrument as of November 28, 2007.
PR Financial Marketing, LLC.

By:	/s/ Ezra J. Green	By:	/s/ Jim Blackman

Clear Skies Group		PR Financial Marketing, LLC
Duly Authorized		Duly Authorized